UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 17, 2009
(Date of earliest event reported)
GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
935 First Avenue, King of Prussia, PA 19406
(Address of principal executive offices and zip code)
(610) 491-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On November 17, 2009, GSI Commerce, Inc.(“GSI”) completed its previously announced acquisition of Retail Convergence, Inc., a Delaware corporation (“RCI”). The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of October 27, 2009, by and among GSI, Cola Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of GSI, RCI, certain of the principal stockholders of RCI and William J. Fitzgerald, as stockholders’ representative (the “Merger Agreement”) . Under the terms of the Merger Agreement, Cola Acquisition Corporation merged with and into RCI (the “Merger”) with RCI surviving as a subsidiary of GSI. At the effective time of the Merger, GSI acquired substantially all of the outstanding capital stock of RCI. GSI has the right to acquire the remaining capital stock of RCI on or after December 31, 2009.
     Under the Merger Agreement, the stockholders and optionholders of RCI were entitled to receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and shares of GSI common stock (“GSI Stock”) with an aggregate value of approximately $90.0 million. Any stockholder or optionholder who held 200,000 or fewer shares of RCI common stock (or vested options, in the case of an optionholder) received cash in lieu of shares of GSI Stock. The initial payment disclosed above includes the initial payment payable upon GSI’s acquisition of the remaining capital stock of RCI which may be acquired on or after December 31, 2009.
     At the closing of the merger transaction, in connection with this initial payment, GSI paid approximately $89.5 million (including certain transaction expenses) and issued 4,419,023 shares of its common stock. GSI anticipates paying an additional $2.6 million and issuing an additional 152,945 shares of its common stock upon its acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009. At the closing of the merger transaction, approximately $17.2 million of the initial consideration was paid into escrow to secure post-closing indemnification obligations of the stockholders and optionholders. GSI anticipates that, upon its acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009, approximately $0.6 million of such consideration will be paid into escrow to secure post-closing indemnification obligations.
     The stockholders and employees of RCI will be eligible to receive an earnout payable in cash and shares of GSI Stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to GSI’s Current Report on Form 8-K/A filed with the SEC on November 17, 2009.
     Michael G. Rubin, chairman, president and CEO of GSI, was the beneficial owner of approximately 1.6 percent of RCI’s capital stock (on a fully-diluted basis).
     The GSI Stock issued at closing was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). GSI relied on representations made by the securityholders who received GSI Stock that they were acquiring the GSI Stock for investment and not with a view to the distribution of such shares in violation of applicable securities laws and that they had sufficient knowledge and experience in business and financial matters that they were capable of evaluating the merits and risks of an investment in the shares of GSI Stock, among others.
     On November 18, 2009, GSI issued a press release announcing the completion of the acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
     The financial statements of RCI and the pro forma financial information of GSI Commerce, Inc., required under Item 9.01 of this report will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

Item 3.02 Unregistered Sales of Equity Securities.
     The disclosures set forth in Item 2.01 above are incorporated by reference into this Item 3.02.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired
     The audited financial statements and unaudited interim financial statements of RCI required by this Item 9.01(a) will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
     (b) Pro Forma Financial Information
     The unaudited pro forma financial information required by this Item 9.01(b) will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by GSI Commerce, Inc. dated November 18, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.
By:	/s/ Michael R. Conn
Michael R. Conn
Executive Vice President, Finance and Chief Financial Officer

Dated: November 18, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by GSI Commerce, Inc. dated November 18, 2009.